Exhibit 99.1

News

Heidrick & Struggles Reports 2012 Second Quarter Financial Results

CHICAGO (July 31, 2012) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its second quarter ended June 30, 2012.

2012 Second Quarter Summary

•	Net revenue of $116.1 million declined 18.7 percent year over year.

•	Salaries and employee benefits expense decreased $19.4 million or 19.5 percent.

•	General and administrative expenses declined by $4.3 million or 13.0 percent.

•	Operating margin was 5.8 percent compared to 7.2 percent in the 2011 second quarter.

•

Latitude, the company’s proprietary system under development for the last two years, went live on June 25 providing employees access to state-of-the-art technology, enhanced connectivity, and the opportunity for increased productivity.

•

The company strengthened its presence in the Middle East with the addition of three senior partners, and their teams, and now has the scale and expertise to address its clients’ growing talent needs in the region.

“Although revenue improved compared to the first quarter, confirmation trends fell short of our expectations and second quarter results were disappointing,” said L. Kevin Kelly, Chief Executive Officer. “Search confirmations were adversely impacted by increasing uncertainty about the pace of global economic recovery, including the euro-zone financial crisis, as well as continued weakness in hiring trends and investment spending generally. Higher than expected consultant turnover also impacted the quarter. Despite the economic environment, we remain focused on serving our clients at the top of their organizations and on achieving higher operating margin through the improvements we’ve made to our cost structure over the last year.”

Consolidated net revenue was $116.1 million in the second quarter, down 18.7 percent from $142.8 million in the 2011 second quarter, or approximately 16 percent on a constant currency basis. Exchange rate fluctuations negatively impacted net revenue by $3.8 million. Year over year, net revenue declined 14.9 percent in the Americas, 21.3 percent in Europe (approximately 13 percent on a constant currency basis), and 25.2 percent in Asia Pacific (approximately 24 percent on a constant currency basis). All industry practices except the Education & Social Enterprise practice contributed to the decline. Net revenue from Leadership Consulting Services was $9.6 million, a decline of 21.7 percent from the 2011 second quarter, and represented 8.3 percent of total net revenue.

The number of executive search and leadership consulting consultants at June 30, 2012 was 340, compared to 386 at June 30, 2011, and 343 at March 31, 2012. The year-over-year comparison primarily reflects a global workforce reduction in the 2011 fourth quarter. The number of executive search confirmations in the quarter declined 23.8 percent compared to the 2011 second quarter, and declined 3.7 percent compared to the 2012 first quarter. Productivity, as measured by annualized net revenue per consultant, was $1.3 million, compared to $1.5 million in the 2011 second quarter and $1.2 million in the 2012 first quarter. Average revenue per executive search was $114,800 compared to $107,400 in the 2011 second quarter and $100,300 in the 2012 first quarter.

Salaries and employee benefits decreased 19.5 percent, or $19.4 million, to $79.9 million from $99.2 million in the 2011 second quarter. Fixed compensation expense decreased $11.5 million, mostly reflecting a reduction in worldwide headcount of approximately 10 percent compared to the 2011 second quarter. Variable compensation expense decreased $7.9 million, primarily reflecting lower bonus accruals in the quarter related to lower net revenue. Salaries and employee benefits were 68.8 percent of net revenue for the quarter, compared to 69.5 percent in the 2011 second quarter.

General and administrative expenses decreased 13.0 percent, or $4.3 million, to $29.0 million from $33.3 million in the 2011 second quarter. The decline was a result of a number of expense reductions, the two largest being travel and entertainment expenses and premise related costs. As a percentage of net revenue, consolidated general and administrative expenses were 25.0 percent, compared to 23.3 percent in the 2011 second quarter.

Restructuring charges of $0.5 million recorded in the 2012 second quarter reflect adjustments to estimates that related to initiatives the company took in the 2011 fourth quarter to reduce overall costs and improve operational efficiencies. Operating income was $6.7 million and operating margin was 5.8 percent. Excluding the restructuring charges of $0.5 million, which management believes more appropriately reflects core operations, operating income was $7.2 million and operating margin was 6.2 percent compared to operating income of $10.3 million and operating margin of 7.2 percent in the 2011 second quarter. The declines reflect lower net revenue, partially offset by reductions in salaries and employee benefits and general and administrative expenses.

Net income was $1.9 million and diluted earnings per share were $0.10. The effective tax rate in the quarter of 66.3 percent is mainly due to losses not benefitted for tax purposes and is based on a full year projected tax rate of approximately 57 percent. In the 2011 second quarter, net income was $7.4 million and diluted earnings per share were $0.41, which reflected an effective tax rate of 32.5 percent.

Net cash provided by operating activities in the quarter was $22.2 million, compared to $17.6 million in the 2011 second quarter. Cash and cash equivalents at June 30, 2012 were $96.9 million, compared to $82.6 million at March 31, 2012, and $103.1 million at June 30, 2011.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue and restructuring charges are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income excluding restructuring charges more appropriately reflects the company’s core operations.

$ in millions	2Q 12	2Q 11	Change	1Q 12	Change
Americas
Net revenue	$65.3	$76.7	$(11.4)	$58.9	$6.5
Operating income	$15.4	$18.7	$(3.3)	$12.4	$3.0
Consultants	157	178	(21)	155	2

Europe
Net revenue	$27.1	$34.5	$(7.4)	$27.1	$0.1
Operating income (loss)	$1.1	$(2.4)	$3.5	$1.4	$(0.3)
Consultants	98	128	(30)	101	(3)

Asia Pacific
Net revenue	$23.6	$31.5	$(7.9)	$20.6	$3.0
Operating income	$2.2	$4.9	$(2.7)	$0.3	$1.9
Consultants	85	80	5	87	(2)

Global Operations Support	$(11.5)	$(10.9)	$(0.5)	$(10.6)	$(0.9)
Restructuring charges	$(0.5)	$—	$(0.5)	$(0.3)	$(0.2)

Total operating income	$6.7	$10.3	$(3.6)	$3.2	$3.6

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas declined 14.9 percent year over year driven by declines in the Consumer, Financial Services, Industrial, and Leadership Consulting practices. Second quarter operating margin (operating income as a percentage of net revenue) was 23.6 percent compared to 24.4 percent in the 2011 second quarter mainly as a result of the decline in net revenue, partially offset by reductions in salaries and employee benefits expense and general and administrative expenses. Compared to the 2012 first quarter net revenue increased 10.8 percent, driven largely by improvement in the Financial Services practice, but also in the Industrial and Education & Social Enterprise practices. Operating income increased 24.2 percent sequentially, primarily reflecting the increase in net revenue.

Driven mostly by generally weak economic conditions in Europe, net revenue declined 21.3 percent in the second quarter (approximately 13 percent on a constant currency basis). Exchange rate fluctuations negatively impacted year-over-year second quarter net revenue by $2.3 million. Despite a revenue decline in all industry practices except Leadership Consulting, operating margin in the second quarter improved to 4.1 percent compared to an operating loss in last year’s second quarter. The improvement reflects lower salaries and employee benefits expense and lower general and administrative expenses. Headcount in this region declined approximately 21 percent year over year, primarily as a result of the company’s 2011 fourth quarter restructuring initiatives which focused on improving profitability in this region. This reduction in headcount was also a reason for the year-over-year decline in revenue as well as salaries & employee benefits expense. Compared to the 2012 first quarter, net revenue was essentially flat. Sequential growth in the Financial Services practice was essentially offset by declines in the Leadership Consulting, Consumer, and Life Sciences practices. Operating income was essentially flat compared to the 2012 first quarter.

Asia Pacific net revenue declined 25.2 percent in the second quarter (approximately 24 percent on a constant currency basis), mainly reflecting declines in the Financial Services, Industrial, and Consumer practices. Exchange rate fluctuations negatively impacted year-over-year second quarter net revenue by $0.9 million. The region reported operating margin of 9.3 percent, compared to 15.4 percent in the prior year quarter. This decline primarily reflects the decline in net revenue, partially offset by reductions in salaries and employee benefits expense and general and administrative expenses. Compared to the 2012 first quarter, net revenue increased $3.0 million or 14.6 percent, driven largely by improvements in the Financial Services and Industrial practices. This increase in net revenue led to improved operating income compared to the first quarter.

Six Months Results

For the six months ended June 30, 2012 consolidated net revenue of $222.6 million declined 13.9 percent (approximately 12 percent on a constant currency basis) from $258.4 million in the first six months of 2011. Exchange rate fluctuations negatively impacted net revenue by $4.5 million. Productivity, as measured by annualized net revenue per consultant, was $1.3 million compared to $1.4 million for the first six months of 2011. The number of executive searches confirmed in the first six months of 2012 declined 16.9 percent compared to the first six months of 2011. The average revenue per executive search was $107,400 compared to $104,500 for the same period in 2011. Operating income for the first six months was $9.9 million and operating margin was 4.5 percent. Excluding restructuring charges of $0.8 million, which management believes more appropriately reflects core operations, operating income was $10.7 million and operating margin was 4.8 percent, compared to operating income of $6.2 million and operating margin of 2.4 percent for the first six months of 2011. Net income for the first six months of 2012 was $2.5 million and diluted earnings per share were $0.14, reflecting an effective tax rate of 74.6 percent. Net income for the first six months of 2011 was $2.8 million and diluted earnings per share were $0.15, reflecting an effective tax rate of 45.7 percent.

2012 Outlook

Given the volatility of global economic and political climates and a lack of visibility beyond the near term, the company will no longer provide annual guidance for 2012 and withdraws its previously issued guidance for net revenue of between $510 million and $540 million and operating margin of between 7 percent and 9 percent. Assuming economic and foreign exchange rates remain steady, the company is forecasting 2012 third quarter net revenue of between $115 million and $125 million.

“Macroeconomic uncertainty continues to weigh heavily on the confidence that executive leaders have in their businesses which in turn affects the demand for our services. Nobody knows if this is the new normal, but we aren’t sitting on the sidelines waiting for global economies to improve,” Kelly said, adding that earlier in July the company held a Partners conference which provided the opportunity for its consultants globally to collaborate on its Leadership Advisory strategy, business development, client service and innovation within the firm.

“The ideas, passion and momentum that resulted from this conference exceeded my expectations,” he said. “It provided the impetus that was needed to navigate the macroeconomic headwinds. We are committed to being the professional services firm that organizations world-wide go to for help in acquiring, developing and sustaining their leadership talent. By providing the highest level of service to our clients and running a more profitable business, we will ensure the company’s long-term sustainable growth.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the 2012 second quarter results today, July 31, at 9:00 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:

•	Operating income, net income, and operating margin to the extent presented as “excluding restructuring charges”; and

•	Constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

$ in thousands	Three months ended June 30, 2012	Six months ended June 30, 2012
Operating Income
GAAP operating income	$6,739	$9,925
Restructuring charges	507	810

Non-GAAP operating income	$7,246	$10,735

Operating Margin
GAAP operating income as % of net revenue	5.8%	4.5%
Non-GAAP operating income as % of net revenue	6.2%	4.8%

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract, integrate, manage, and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; the effect of our goodwill and intangible asset impairment charges and our restructuring initiatives; delays in the development and/or implementation of new or improved technology and systems; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2012	2011	$ Change	% Change

Revenue:
Revenue before reimbursements (net revenue)	$116,065	$142,799	$(26,734)	-18.7%
Reimbursements	5,692	6,815	(1,123)	-16.5%

Total revenue	121,757	149,614	(27,857)	-18.6%

Operating expenses:
Salaries and employee benefits	79,859	99,219	(19,360)	-19.5%
General and administrative expenses	28,960	33,270	(4,310)	-13.0%
Reimbursed expenses	5,692	6,815	(1,123)	-16.5%
Restructuring charges	507	—	507

Total operating expenses	115,018	139,304	(24,286)	-17.4%

Operating income	6,739	10,310	(3,571)	-34.6%

Non-operating income (expense):
Interest income, net	231	258
Other, net	(1,476)	441

Net non-operating income (expense)	(1,245)	699

Income before income taxes	5,494	11,009
Provision for income taxes	3,642	3,580

Net income	1,852	7,429
Other comprehensive income (loss), net of tax	(1,146)	3,527

Comprehensive income	$706	$10,956

Basic weighted average common shares outstanding	18,010	17,803
Dilutive common shares	128	152

Diluted weighted average common shares outstanding	18,138	17,955

Basic net income per common share	$0.10	$0.42
Diluted net income per common share	$0.10	$0.41
Salaries and employee benefits as a percentage of net revenue	68.8%	69.5%
General and administrative expense as a percentage of net revenue	25.0%	23.3%
Operating income as a percentage of net revenue	5.8%	7.2%
Effective income tax rate	66.3%	32.5%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2012	2011	$ Change	% Change	2012 Margin *	2011 Margin *

Revenue:
Americas	$65,320	$76,745	$(11,425)	-14.9%
Europe	27,148	34,512	(7,364)	-21.3%
Asia Pacific	23,597	31,542	(7,945)	-25.2%

Revenue before reimbursements (net revenue)	116,065	142,799	(26,734)	-18.7%
Reimbursements	5,692	6,815	(1,123)	-16.5%

Total revenue	$121,757	$149,614	$(27,857)	-18.6%

Operating income (loss):
Americas	$15,405	$18,729	$(3,324)	-17.7%	23.6%	24.4%
Europe	1,110	(2,365)	3,475	146.9%	4.1%
Asia Pacific	2,193	4,863	(2,670)	-54.9%	9.3%	15.4%

Total regions	18,708	21,227	(2,519)	-11.9%	16.1%	14.9%
Global Operations Support	(11,462)	(10,917)	(545)	-5.0%

Operating income before restructuring charges	7,246	10,310	(3,064)	-29.7%	6.2%	7.2%
Restructuring charges	(507)	—	(507)

Operating income	$6,739	$10,310	$(3,571)	-34.6%	5.8%	7.2%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2012	2011	$ Change	% Change

Revenue:
Revenue before reimbursements (net revenue)	$222,591	$258,421	$(35,830)	-13.9%
Reimbursements	11,484	12,072	(588)	-4.9%

Total revenue	234,075	270,493	(36,418)	-13.5%

Operating expenses:
Salaries and employee benefits	156,531	187,600	(31,069)	-16.6%
General and administrative expenses	55,325	64,599	(9,274)	-14.4%
Reimbursed expenses	11,484	12,072	(588)	-4.9%
Restructuring charges	810	—	810

Total operating expenses	224,150	264,271	(40,121)	-15.2%

Operating income	9,925	6,222	3,703	59.5%

Non-operating income (expense):
Interest income, net	707	553
Other, net	(650)	(1,674)

Net non-operating income (expense)	57	(1,121)

Income before income taxes	9,982	5,101

Provision for income taxes	7,451	2,333

Net income	2,531	2,768
Other comprehensive income, net of tax	38	5,974

Comprehensive income	$2,569	$8,742

Basic weighted average common shares outstanding	17,956	17,714
Dilutive common shares	200	281

Diluted weighted average common shares outstanding	18,156	17,995

Basic net income per common share	$0.14	$0.16
Diluted net income per common share	$0.14	$0.15
Salaries and employee benefits as a percentage of net revenue	70.3%	72.6%
General and administrative expense as a percentage of net revenue	24.9%	25.0%
Operating income as a percentage of net revenue	4.5%	2.4%
Effective income tax rate	74.6%	45.7%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011	$ Change	% Change	2012 Margin *	2011 Margin *
Revenue:
Americas	$124,190	$140,222	$(16,032)	-11.4%
Europe	54,208	62,078	(7,870)	-12.7%
Asia Pacific	44,193	56,121	(11,928)	-21.3%

Revenue before reimbursements (net revenue)	222,591	258,421	(35,830)	-13.9%
Reimbursements	11,484	12,072	(588)	-4.9%

Total revenue	$234,075	$270,493	$(36,418)	-13.5%

Operating income (loss):
Americas	$27,853	$26,377	$1,476	5.6%	22.4%	18.8%
Europe	2,485	(4,422)	6,907	156.2%	4.6%
Asia Pacific	2,452	7,405	(4,953)	-66.9%	5.5%	13.2%

Total regions	32,790	29,360	3,430	11.7%	14.7%	11.4%
Global Operations Support	(22,055)	(23,138)	1,083	4.7%

Operating income before restructuring charges	10,735	6,222	4,513	72.5%	4.8%	2.4%
Restructuring charges	(810)	—	(810)

Operating income	$9,925	$6,222	$3,703	59.5%	4.5%	2.4%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$96,851	$185,390
Restricted cash	122	440
Accounts receivable, net	85,551	69,081
Other receivables	8,546	9,404
Prepaid expenses	19,947	16,551
Other current assets	1,330	1,382
Income taxes recoverable	9,485	19,866
Deferred income taxes	7,483	8,211

Total current assets	229,315	310,325

Non-current assets:
Property and equipment, net	43,890	44,781
Restricted cash	1,545	1,470
Assets designated for retirement and pension plans	22,351	22,883
Investments	11,208	9,868
Other non-current assets	6,893	6,480
Goodwill	90,892	90,696
Other intangible assets, net	2,194	2,556
Deferred income taxes	25,643	26,506

Total non-current assets	204,616	205,240

Total assets	$433,931	$515,565

Current liabilities:
Accounts payable	$8,031	$9,157
Accrued salaries and employee benefits	64,820	131,697
Other current liabilities	34,647	39,362
Income taxes payable	2,720	4,868
Deferred income taxes	186	6

Total current liabilities	110,404	185,090

Non-current liabilities:
Retirement and pension plans	32,563	31,747
Other non-current liabilities	40,177	47,396
Deferred income taxes	98	37

Total non-current liabilities	72,838	79,180

Stockholders' equity	250,689	251,295

Total liabilities and stockholders' equity	$433,931	$515,565

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2012	2011
Cash flows - operating activities:
Net income	$1,852	$7,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,514	2,206
Deferred income taxes	789	(1,907)
Stock-based compensation expense	1,449	1,410
Restructuring charges	507	—
Cash paid for restructuring charges	(2,909)	(79)
Changes in assets and liabilities:
Trade and other receivables	(7,787)	(16,356)
Accounts payable	(1,149)	(650)
Accrued expenses	19,809	24,213
Income taxes recoverable (payable), net	8,214	1,440
Retirement and pension assets and liabilities	24	182
Prepayments	(1,914)	(891)
Other assets and liabilities, net	758	617

Net cash provided by operating activities	22,157	17,614

Cash flows - investing activities:
Restricted cash	—	180
Capital expenditures	(2,764)	(5,360)
Purchases of available for sale investments	(105)	(193)
Proceeds from sale of available for sale investments	29	15

Net cash used in investing activities	(2,840)	(5,358)

Cash flows - financing activities:
Cash dividends paid	(2,401)	(2,484)
Payment of employee tax withholdings on equity transactions	(415)	(531)
Acquisition earnout payments	(381)	—

Net cash used in financing activities	(3,197)	(3,015)

Effect of exchange rate fluctuations on cash and cash equivalents	(1,909)	1,667

Net increase in cash and cash equivalents	14,211	10,908
Cash and cash equivalents at beginning of period	82,640	92,170

Cash and cash equivalents at end of period	$96,851	$103,078

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows - operating activities:
Net income	$2,531	$2,768
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,292	4,311
Write-off of investment	—	2,810
Deferred income taxes	1,700	(1,250)
Stock-based compensation expense	2,800	3,148
Restructuring charges	810	—
Cash paid for restructuring charges	(6,663)	(560)
Changes in assets and liabilities:
Trade and other receivables	(16,050)	(25,856)
Accounts payable	(1,104)	2,046
Accrued expenses	(71,194)	(41,487)
Income taxes recoverable (payable), net	8,231	(3,253)
Retirement and pension plan assets and liabilities	797	582
Prepayments	(3,397)	(3,579)
Other assets and liabilities, net	(670)	(1,329)

Net cash used in operating activities	(76,917)	(61,649)

Cash flows - investing activities:
Restricted cash	231	(692)
Capital expenditures	(5,114)	(9,787)
Purchases of available for sale investments	(926)	(607)
Proceeds from sale of available for sale investments	77	30
Loan to equity method investment	—	(1,008)

Net cash used in investing activities	(5,732)	(12,064)

Cash flows - financing activities:
Cash dividends paid	(4,946)	(5,056)
Payment of employee tax withholdings on equity transactions	(1,569)	(2,749)
Acquisition earnout payments	(381)	—

Net cash used in financing activities	(6,896)	(7,805)

Effect of exchange rate fluctuations on cash and cash equivalents	1,006	3,472

Net increase in cash and cash equivalents	(88,539)	(78,046)
Cash and cash equivalents at beginning of period	185,390	181,124

Cash and cash equivalents at end of period	$96,851	$103,078